Exhibit 5.1

January 23, 2015

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389

Re:	Offering of Senior Notes

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM / AFFILIATE OFFICES
Abu Dhabi	Milan
Barcelona	Moscow
Beijing	Munich
Boston	New Jersey
Brussels	New York
Century City	Orange County
Chicago	Paris
Doha	Riyadh
Dubai	Rome
Düsseldorf	San Diego
Frankfurt	San Francisco
Hamburg	Shanghai
Hong Kong	Silicon Valley
Houston	Singapore
London	Tokyo
Los Angeles	Washington, D.C.
Madrid

Ladies and Gentlemen:

We have acted as counsel to Southwestern Energy Company, a Delaware corporation (the “Company”), in connection with the issuance of $350,000,000 aggregate principal amount of 3.300% Senior Notes due 2018 (the “2018 Notes”), $850,000,000 aggregate principal amount of 4.050% Senior Notes due 2020 (the “2020 Notes”) and $1,000,000,000 aggregate principal amount of 4.950% Senior Notes due 2025 (the “2025 Notes” and together with the 2018 Notes and the 2020 Notes, the “Notes”) under an Indenture dated as of January 23, 2015, as supplemented by the First Supplemental Indenture dated as of January 23, 2015 (collectively, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and pursuant to a prospectus supplement dated January 20, 2015, and the base prospectus included in the Registration Statement referred to below (the “Prospectus”), a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2012 (Registration No. 333-184882), as amended by a post-effective amendment thereto filed January 12, 2015 (as so filed and amended, the “Registration Statement”) and an underwriting agreement dated January 20, 2015 between the Company and the underwriters named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the State of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

January 23, 2015

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes having been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the Notes have been duly authorized by all necessary corporate action of the Company and are legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (d) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (e) other applicable exceptions; and (h) the severability, if invalid, of provisions to the foregoing effect.

We express no opinion with respect to (i) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ii) waivers of broadly or vaguely stated rights; (iii) provisions for exclusivity, election or cumulation of rights or remedies; (iv) provisions authorizing or validating conclusive or discretionary determinations; (v) grants of setoff rights; (vi) proxies, powers and trusts; and (vii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

January 23, 2015

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated January 23, 2015 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP